Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Other Service Providers”, “Experts” and “Financial Highlights” within the Combined Information Statement/Prospectus and to the use of our reports dated February 14, 2018, with respect to the financial statements of AB Growth and Income Portfolio and AB Value Portfolio, each a series of AB Variable Products Series Fund, Inc., as of December 31, 2017, which are incorporated by reference in the Registration Statement on Form N-14 of AB Variable Products Series Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

November 21, 2018